Exhibit 99.1

Sanchez Energy Announces Fourth Quarter of 2015 Operating Results

and Updated 2016 Capital Budget

Record Production of 58.1 MBOE/D Exceeds Guidance as Midstream Transactions Enhance Cash Position and Marketing Strategy

HOUSTON—(Marketwired)—January 19, 2016—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), today announced operating results for the fourth quarter of 2015 and updates to the 2016 capital budget.  Highlights from operations include:

•            Record production of 5.4 million barrels of oil equivalent reported by Sanchez Energy for an average production of 58,115 barrels of oil equivalent per day (“BOE/D”) during the fourth quarter of 2015

•            Better than expected production results during the fourth quarter of 2015 were driven by Catarina production of 46,030 BOE/D, the highest quarterly production level recorded to date from the asset, as well as strong performance from new wells in the Cotulla area

•            Record quarterly average daily production of 58,115 BOE/D

•            Average well costs at Catarina for the fourth quarter of 2015 were $3.5 million per well

•            Completed the 50-well annual drilling commitment at Catarina for the period July 1, 2015 through June 30, 2016, which provides the Company with significant financial flexibility in 2016

•            Closed the Western Catarina Midstream Divestiture during the fourth quarter of 2015 for approximately $345 million in cash

•            Entered a  joint venture with Targa Resources Partners LP (NYSE: NGLS) (“Targa”) during the fourth quarter of 2015 to construct a cryogenic processing plant and high pressure gathering pipelines near Catarina, which is expected to provide a path to improved yields, lower processing fees, and significant marketing benefits

•            2016 Capital Budget guidance lowered to $200 - $250 million that  is expected to maintain nearly flat year-over-year average production, a reduction of $50 million from prior estimates resulting from improved well results and cost efficiencies

MANAGEMENT COMMENTS

“2015 was a strong year for Sanchez Energy,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy. “Record-high production and improved well economics, including efficiency gains leading to as much as 60% lower well costs, in addition to two pivotal midstream transactions have positioned us with the financial flexibility and tailwinds for our expected continued success in 2016’s commodity price environment and beyond.”

“During the fourth quarter of 2015, we continued to realize significant operational success, which resulted in higher production levels and declining well costs,” he continued. “Production for the fourth quarter of 2015 averaged approximately 58,115 BOE/D, significantly above the high end of our guidance range of 48,000 to 52,000 BOE/D for the quarter.  Results were driven by Catarina production of 46,030 BOE/D, the highest quarterly production level recorded to date from the asset, as well as strong performance from new wells in the Cotulla area.  Our fourth quarter of 2015 record production represents an increase of approximately 32% when compared to fourth quarter of 2014 production.  For the full year, our 2015 average production was approximately 52,560 BOE/D, an increase of approximately 72% over 2014 average daily production.”

“At Catarina, well performance continues to exceed our initial expectations as we have extended the efficiency gains realized since acquiring the asset in 2014.  We are now routinely drilling and completing wells at Catarina for approximately $3.5 million per well, which represents a reduction of almost 60% when compared to average well costs around the time of our acquisition.”

“As of January 1, 2016, we have successfully met the 50 well drilling commitment at Catarina for the period July 1, 2015 through June 30, 2016.  Since we can bank up to 30 wells drilled during the remaining term of this commitment period towards the next annual drilling commitment period, which runs from July 1, 2016 through June 30, 2017, we have significant financial flexibility to execute our plans in 2016.  At the same time, efficiency gains and cost reduction efforts continue to deliver positive results, which improve our well economics and should promote continuing success in today’s commodity price environment.”

“Based on the strength of our 2015 operating performance, we are reducing our 2016 upstream capital spending guidance to a range of $200 million to $250 million, a $50 million reduction from our previous estimates.  Our 2016 upstream capital budget is expected to maintain production roughly equal to that of 2015.”

“During the fourth quarter of 2015, we also closed two important midstream transactions that are expected to better position Sanchez Energy for the future.  The first, the Western Catarina Midstream Divestiture, improved our cash position heading into 2016 by approximately $345 million.  The second, a joint venture with Targa to construct a cryogenic processing plant and a high pressure gathering pipeline near Catarina, is expected to provide a path to improved yields, lower processing fees, and significant marketing benefits in the years to come.  Since the joint venture assets are expected to provide stable cash flows over time, we will continue to explore potential alternative financing or other options to maintain our liquidity as the project develops.  We look forward to updating the investment community as our plans advance.”

OPERATIONS UPDATE

During the fourth quarter of 2015, the Company spud 14 gross wells (13.5 net) wells, and completed 29 gross wells (29 net wells).  At Catarina, fourth quarter of 2015 development was focused primarily in Western and South-Central Catarina.

Well costs at Catarina in the fourth quarter of 2015 averaged approximately $3.5 million per well.  Well costs at Catarina continue to trend down, with recent pad averages below $3.5 million per well.  Well cost reductions have come primarily as a result of efficiency improvements, which have been realized without modifications to well design.

As of December 31, 2015, the Company had 621 gross (505 net) producing wells with 15 gross (11.5 net) wells in various stages of completion, as detailed in the following table:

Project Area	Gross Producing Wells	Gross Wells Waiting/ Undergoing Completion
Catarina	287	8
Marquis	103	—
Cotulla / Wycross	145	—
Palmetto	72	7
TMS / Other	14	—
Total	621	15

PRODUCTION UPDATE

The Company’s estimated total production for the fourth quarter of 2015 was approximately 5,347 thousand barrels of oil equivalent (“MBOE”) (58,115 BOE/D), which represents an approximately 32% increase over the fourth quarter of 2014.  The Company’s fourth quarter of 2015 production significantly exceeded the high end of the Company’s production guidance for the quarter, which ranged from 48,000 to 52,000 BOE/D. The Company’s production mix during the fourth quarter of 2015 consisted of approximately 34% oil, 35% natural gas, and 31% natural gas liquids (“NGLs”).  Total production volumes are summarized in the following table:

			%			%
	Q4 2015	Q4 2014	Change	Q4 2015	Q3 2015	Change
Total Production Volumes
Oil (MBbls)	1,793	1,822	-2%	1,793	1,671	7%
Natural Gas (MMcf)	11,377	6,621	72%	11,377	10,090	13%
NGLs (MBbls)	1,657	1,113	49%	1,657	1,509	10%
Total Production Volumes (MBOE)	5,347	4,038	32%	5,347	4,862	10%

Average Daily Production Volumes
Oil (Bbls/d)	19,488	19,806	-2%	19,488	18,166	7%
Natural Gas (Mcf/d)	123,665	71,964	72%	123,665	109,671	13%
NGLs (Bbls/d)	18,016	12,093	49%	18,016	16,400	10%
Total Production Volumes (BOE/D)	58,115	43,893	32%	58,115	52,844	10%

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional oil resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 200,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to estimates of our future production, cash flows, operational and commercial benefits of the joint venture with Targa, our strategy and plans, our view of the market, well results, financial flexibility and the expected benefits of the Company’s efforts to reduce costs and improve efficiency of the drilling program. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” “strategy,” “future,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure of acquired assets to produce as anticipated, failure to successfully integrate acquired assets, failure or delays on the part of our joint venture partners, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs and other factors described in Sanchez Energy’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q.  Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the Securities and Exchange Commission (the “SEC”). Sanchez Energy’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov.  In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Company contact:

G. Gleeson Van Riet
Chief Financial Officer
Sanchez Energy Corporation
713-783-8000

Jaime Brito

Senior Vice President, Investor Relations

Sanchez Energy Corporation

713-783-8000